AMENDMENT TO BRADLEY WELLS EMPLOYMENT AGREEMENT

This Amendment shall amend and modify that certain agreement entitled “Bradley Wells – Employment Agreement” dated 6-1-2002.  This Amendment shall be retroactively effective as of 6-1-2002.

Section 4 “Other Compensation” is not totally voided and therefore retains the monthly over-ride of 0.1%[.001] of the gross commissions received by CFS and 3% of the pre-tax net income earned by CFS for the previous month will be paid to the employee. Also the Employee will continue to receive annually the 40,000[post split] transferable options upon satisfactory good faith annual review of the Employees performance.

            Section 4 – Other Compensation.

I           Compensation in Arrears and for Amendment Consideration

Effective and payable on or before December 31, 2004, Bradley Wells (the “Employee”) shall receive the following compensation from Integrity Mutual Funds, Inc., formerly known as ND Holdings, Inc. (the “Employer”) in partial fulfillment with respect to Section 4 of the previous contract dated June 1, 2002.

1.)               Twelve Thousand Five Hundred Dollars ($12,500) as a cash payment

2.)                One Hundred Thousand Shares (100,000) shares of .0001 par value common stock of Integrity Mutual Funds, Inc. Said shares shall be valued for Employer’s and Employee’s accounting and tax reporting purposes at fair market value of the Employer’s common stock as of the date of issue.

3.)               Options to purchase Two Hundred Fifty Thousand Shares of .0001 par value common stock of Integrity Mutual Funds, Inc. (restricted) at a strike of $1.00 per share.  Said options shall expire October 31, 2014.

II             Recruited Representatives Override

            Beginning with any registered representative who becomes registered with Capital Financial Services, Inc. (“CFS”) on and after May 1, 2004 and continuing so long as Bradley Wells (the “Employee”) is still employed by Employer, for each new registered representative (the “Registered Representative”) who becomes associated with CFS, Brad will be paid 2.5% of future production [gross dealer concession] per month from date of registration for a period of 24 months paid monthly. The cash payout will begin for production in January 2005 paid out the following month and continue for a 24-month period for all reps that came on from May 1, 2004 to December 31, 2004.  All reps that become registered after December 31, 2004 will begin paying out for production after the first full calendar month continuing for a total of 24 months as per above this section. If a rep terminates before the 24 month term the override will cease when the 24 month months is up or 90 days after termination, which ever comes first.

III.            Termination Compensation

In the event that Employee is discharged, with or without cause except voluntarily, Brad Wells shall be entitled to the following further Compensation:

a.       Any cash as described and conditioned in Section II of this Amendment “Recruited Registered Representative Bonus” not previously received will continue to be paid to Brad Wells on a monthly basis until all overrides have been paid per Section II of this amendment.

IV.            Employer’s Disposition of CFS

In the event of a disposition by Employer of CFS, Employee shall be entitled to the following items of Compensation 30 days following such disposition:

a.       Any cash as described and conditioned in Section II “Recruited Registered Representative Bonus” not previously received, calculated based upon the recruited Registered Representatives registered with CFS from May 1, 2004 through the date of disposition by Employer of CFS. Any cash that has not been paid with respect to this subparagraph a, for purposes of determining the amount of cash payable to Employee, a 90 day previous production will be used divided by 3 to get a monthly average that can be used as a monthly production amount to complete any shortages in the 24 month bonus cash payments.

V.            Change of Control of Employer

In the event of a change in management and/or control of Employer as a result of a purchase or other acquisition of such portion of Employer’s voting equity shares and/or voting proxies enabling a third party entity to take control of Employer’s Board of Directors, Employee may at his option terminate his contract and be entitled to the following items of Compensation within 30 days:

a.       Any cash as described and conditioned in Section II “Recruited Registered Representative Bonus” not previously received, calculated based upon the recruited Registered Representatives registered with CFS from May 1, 2004 through the date of such change in management and/or control of Employer. Any cash that has not been paid with respect to this subparagraph a, for purposes of determining the amount cash payable to Employee, a 90 day previous production will be used divided by 3 to get a monthly average that can be used as a monthly production amount to complete any shortages in the 24 month bonus cash payments.

VI.       Death of Employee

In the event that Employee dies while employed by Employer or before Brad Wells has received all compensation per Section III and IV, Employee’s Estate shall be entitled to the following further Compensation:

a.       Any cash as described and conditioned in Section II of this Amendment “Recruited Registered Representative Bonus” not previously received will continue to be paid to Brad Wells on a monthly basis until all overrides have been paid per Section II of this Amendment.

VII.     Shares and Options Not Registered

Employer and Employee agree that any and all of the shares of .0001 par value common stock of Integrity Mutual Funds, Inc. are to be issued in a private transaction, exempt from Federal Securities and Exchange Commission “SEC” or any state securities commission registration.  Said shares and options shall be “restricted securities”, subject to sale only under Rule 144 or other exemption under the rules of the United States Securities Commission and each share certificate or option document shall bear a restricted legend stating that such securities are unregistered and subject to restriction on sale.  Employer has granted no registration rights with respect to the shares or options.

Amendment dated this 15th day of December 2004.

Employee	Employer
Integrity Mutual Funds, Inc.
/s/Bradley Wells	By: /s/Robert E. Walstad
Bradley Wells	Name: Robert E. Walstad
Title: CEO